Exhibit 99.1

For Immediate Release

Cancer Centers in Poland Purchase Seventh and Eighth New Hyperthermia Cancer Treatment System from BSD Medical

SALT LAKE CITY, Utah September 30, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced the purchase of two new BSD-500 hyperthermia cancer therapy systems in Poland from the Holy Cross Hospital (Swietokrzkzyskie Cancer Center) in Kielce, Poland and the Center of Oncology Maria Sklodowska-Curie Memorial Institute in Krakow, Poland.  These two cancer centers join six other centers that have purchased hyperthermia systems from BSD Medical in Poland, and the many BSD hyperthermia systems located elsewhere in Europe.

The new systems will be used to increase cancer therapy technology in these centers, including the treatment of advanced and recurrent cancer patients. The BSD-500 delivers hyperthermia therapy through the use of microwave energy, as a means of improving the effectiveness of radiation therapy.

The Center of Oncology in Krakow, Poland has 220 beds that are dedicated to cancer patients, and treats more than 18,758 cancer patients each year.  The center treats all types of cancer.

Holy Cross Cancer Center, located in Kielce, Poland is a comprehensive cancer center and one of the newest in Poland.  It has been a cancer center since 1995.  The center treats about 165,000 patients each year, between the hospital and the associated clinics.

The BSD-500 provides superficial hyperthermia, which is used to non-invasively treat cancers such as melanoma, carcinoma and recurrent breast cancer. It can also be used to deliver interstitial hyperthermia to treat tumors, including treatments in combination with interstitial radiation (brachytherapy).

About BSD Medical

BSD Medical Corporation is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com.

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